CERTIFICATE OF INCORPORATION OF TOA HIKARI GIKEN CO., LTD.

Chapter 1 General Provisions

Article 1 (Corporate Name)

The name of the corporation is TOA HIKARI GIKEN CO., LTD. (the "Corporation").

Article 2 (Purposes)

The purposes of the Corporation are as follows:

1.	Development of products and goods
2.	Manufacturing consulting
3.	Sales and purchase of consumer products and industrial products
4.	Management consulting
5.	Any businesses incidental or relating to any of the preceding items

Article 3 (Head Office)

The Corporation makes its head office in Osaka-city.

Article 4 (Public Notice)

Public notice shall be given by the electronic public notice. However, if the electronic public notice is unavailable due to accident or any other inevitable reason, such public notice shall be given by way of publication in the Official Gazette.

Chapter 2 Stock

Article 5 (Authorized Number of shares)

The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000).

Article 6 (Certificates)

The Corporation shall not issue the stock certificates.

Article 7 (Restricted Shares)

In case of transfer of shares of the Corporation, majority vote of the directors shall be required.

Article 8 (Record Date)

1) The Corporation shall determine the shareholders entitled to vote at annual meeting to be shareholders as of its fiscal year end.

2) When the Corporation is required to determine the entitled shareholders, the Corporation may determine the record date by the consent of majority of the board of directors. In this case, the Corporation shall give the public notice.

Chapter 3 Meeting of Shareholders

Article 9 (Convening)

1) The annual meeting of the shareholders shall be convened and held not later than three months after its fiscal year end. Special meetings shall be convened as required.

Article 10 (Voting)

1) The affirmative vote of the holders of a majority of the shares represented in person or by proxy shall be the act of the shareholders unless otherwise provided for in laws and regulations.

2) With respect to the resolution of Article 309, paragraph (2) of Japanese Companies Act, the shareholders of one-third (1/3) of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum and the affirmative vote of the shareholders of two-third (2/3) of the shares represented in person or by proxy shall be the act of the shareholders.

Chapter 4 Directors and Representative Director

Article 11 (Number)

The number of directors shall be one or more.

Article 12 (Elections)

1) Directors shall be elected at the meeting of the shareholders which the majority of the shareholders entitled to vote at the meeting are present by affirmative vote of the holders of majority of the shares.

2) The method of election of the Directors shall not be cumulative voting.

Article 13 (Term of Office)

1) Directors shall hold their office until the annual meeting ten years later from their appointment.

2) The term of office of Directors for filling a vacancy shall be the same as their predecessors’ remaining term. The term of office of Directors for increasing in number shall be the same as other Directors’ remaining term.

Article 14 (Representative Director or President)

If the number of Directors is more than one, the Corporation shall determine one Representative Director by approval of the Board of Directors.

Chapter 5 Calculation

Article 15 (Fiscal Year)

The fiscal year of the Corporation shall be from August 1 to July 31.

Article 16 (Dividends of Surplus)

1) Dividends of surplus shall be paid to the shareholders or pledgees registered in the shareholders’ list as of its fiscal year end.

2) If dividends of surplus are not received for three years from date of payment, the Corporation shall be exempted from obligation of payment.

Chapter 6 Supplementary Provisions

Article 17 (Minimum Capital)

The minimum amount of capital for incorporation of the Corporation shall be ten thousand (10,000) JPY.

Article 18 (Capital stock at Incorporation)

Number of the capital stock at Incorporation of the Corporation shall be ten (10) shares of common stock and its issuance price shall be one thousand (1,000) JPY per share.

Article 19 (First Fiscal Year)

The first fiscal year end of the Corporation shall be July 31, 2014.

Article 20 (Director at Incorporation)

The Director at incorporation is:
Hajime Abe
Article 21 (Incorporator)

The name and address of Incorporator of the Corporation is:
Atsushi Shigeyoshi

Article 22 (Matters not Prescribed)

All the matters which are not prescribed in this Articles of Incorporation shall be regulated by Japanese Companies Act or laws and regulations.

Dated this 21st day of May, 2013

Incorporator

Atsushi Shigeyoshi

I hereby certify that the above translation is true and accurate to the best of my knowledge.

Hajime Abe, Sole Director